Barry Sloane, CEO of Newtek Business Services, Inc.
to interview with Market News First.

 New York, N.Y. - August 3, 2006 - Newtek Business Services, Inc. (NASDAQ: NKBS) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, announced today that Barry Sloane, CEO of Newtek Business Services (NKBS), will be on Market News First (www.mn1.com) for an exclusive interview with the MN1 radio team. The interview is set for August 8, 2006, at 9:30 a.m. CDT.

To listen, or participate in the live interview, log on to http: www.MN1.com August 8, 2006, at 9:30 a.m. CDT.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of business services and financial products to the small to medium-sized business market. According to the SBA, there are over 23 million small businesses in the United States which in total represent 99.7% of all employers, generate 60 - 80 percent of all new jobs annually and generate more than 50% of non-farm GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 65,000 customers with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

☐    Newtek Small Business Finance: U.S. government-guaranteed small business lending services;
☐    Newtek Merchant Solutions: electronic merchant payment processing solutions;
☐    Newtek Insurance Agency: commercial and personal insurance;
☐    Newtek Web Hosting: domain registration, hosting, web design and development;
☐    Newtek Data Storage Services: data backup, archival and retrieval services;
☐    Newtek Financial Information Systems: outsourced digital bookkeeping; and
☐    Newtek Tax Services: tax filing, preparation and advisory services.

About Market News First

Market News First is an online market news provider which brings investors current news on the market. Market News First is the only online live radio web site that brings real market news to investors and features live interaction with companies from the Bulletin Board to NYSE.

Statements in this press release including statements regarding Newtek's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek's actual results to differ from management's current expectations are contained in Newtek's filings with the Securities and Exchange Commission and available through http://www.sec.gov